Exhibit (e2)
Amendment to
Distribution Agreement

This amendment dated December 16, 2014 to the Distribution Agreement is among TIFF Investment Program, Inc., a Maryland corporation (the “Client”), on behalf of its series TIFF Multi-Asset Fund and TIFF Short-Term Fund (each, a “Fund” and collectively, the “Funds”), TIFF Investment Program, a Delaware statutory trust (the “DST-Client”), on behalf of the series listed on Exhibit A hereto (as amended from time to time) (each, a “DST Fund” and collectively, the “DST Funds”), and Foreside Fund Services, LLC, a Delaware limited liability company (the “Distributor”), and is effective as of December 16, 2014 (the “Effective Date”).

Recitals

WHEREAS, the Client has entered into a Distribution Agreement with the Distributor dated November 3, 2014, (the “Distribution Agreement”);

WHEREAS, the Client, a Maryland corporation, is changing its form of organization and domicile by reorganizing into the DST-Client, a Delaware statutory trust; and

WHEREAS, the DST-Client wishes to retain the Distributor as principal underwriter in connection with the offering of the Shares of the DST Funds on the same terms and conditions as provided in the Distribution Agreement except as amended below, and the Distributor is willing to continue to act as principal underwriter with respect to the Shares of the DST Funds on the same terms and conditions as amended below.

NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

1.  Amendments.

(a)
All references in the Distribution Agreement to the Client, a Fund, and the Funds are hereby replaced by the DST-Client, a DST Fund, and the DST Funds, respectively.  The DST-Client and the DST Funds hereby assume all the rights and obligations of the Client and the Funds, respectively, under the Distribution Agreement and are hereby bound by all of the terms of the Distribution Agreement except as amended below.  The Distribution Agreement, as amended hereby, will continue in full force and effect with respect to the DST-Client and the DST Funds.

(b)	All references in the Distribution Agreement to the Board of TIP shall be deemed to be references to the board of trustees of the DST-Client.

2.  Miscellaneous.

(a)	This Amendment may be executed by the Parties hereto in any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same document.

In witness whereof, the parties hereto have caused this Amendment to the Distribution Agreement to be executed by a duly authorized officer on one or more counterparts and make it effective on the Effective Date specified in the first paragraph of this Amendment.

TIFF Investment Program, Inc.	Foreside Fund Services, LLC

/s/ Dawn I. Lezon	/s/ Mark Fairbank
Signature	Signature

Dawn I. Lezon, Treasurer and CFO	Mark Fairbank, President
Print Name/Title	Print Name/Title

TIFF Investment Program

/s/ Dawn I. Lezon
Signature

Dawn I. Lezon, Treasurer and CFO
Print Name/Title

EXHIBIT A

DST Fund Names

TIFF Multi-Asset Fund
TIFF Short-Term Fund